EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                 Year Ended December 31,
                                                  ---------------------------------------------------
                                                     1992       1993       1994       1995       1996
                                                  ---------------------------------------------------
Income from continuing operations
      before provision for income taxes           $41,212    $43,247    $30,508    $35,895    $41,351

Add:
      Interest expense, including amortization        752      1,508      4,276     13,435     13,347
      Finance interest expense                      2,496        775        984      2,658      3,605
                                                  -------    -------    -------    -------    -------
      Earnings, as adjusted                       $44,460    $45,530    $35,768    $51,988    $58,303
                                                  =======    =======    =======    =======    =======
Fixed Charges:
      Interest expense, including amortization        752      1,508      4,276     13,435     13,347
      Finance interest expense                      2,496        775        984      2,658      3,605
                                                  -------    -------    -------    -------    -------
Fixed Charges                                     $ 3,248    $ 2,283    $ 5,260    $16,093    $16,952
                                                  =======    =======    =======    =======    =======
Ratio of earnings to fixed charges*                  13.7       19.9        6.8        3.2        3.4
                                                  =======    =======    =======    =======    =======

    *For the period prior to its initial public offering on August 12, 1993, MCII and its subsidiaries were owned by Dial and relied on funds provided by Dial to fund its operations and capital expenditures. The intercompany advances provided by Dial were reflected in the financial statements as non-interest bearing. Therefore, for the years ended December 31, 1991 and 1992 and for the period from January 1, 1993 through August 12, 1993, MCII and its subsidiaries had minimal amounts of outside financing and therefore, a minimum of interest expense. Subsequent to MCII's initial public offering, it incurred significant indebtedness to fund its working capital needs as well as to finance capital expenditures, to purchase the MCIL minority interest in February 1994 and to pay cash dividends to Grupo Dina of $34,000,000 and $30,000,000 in 1994 and 1996, respectively. As a result, a comparison of the ratio of earnings to fixed charges for the periods prior to and subsequent to the initial public offering may not be meaningful.